Exhibit 2.3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF GEORGIA

ATLANTA DIVISION

In re:	)	Chapter 11
)
CARAUSTAR INDUSTRIES, INC. et al, [1]	)	Case Nos. 09-73830;
	)	09-73835 - 09-73837;
Debtors.	)	09-73839 - 09-73841;
	)	09-73843 - 09-73851; and
	)	09-73853 - 09-73855 (MGD)
	)	Jointly Administered

ANNEX TO THE PLAN SUPPLEMENT TO DEBTORS’ FIRST AMENDED

JOINT PLAN OF REORGANIZATION

Caraustar Industries, Inc. (“Caraustar”) and its affiliated debtors (collectively, the “Debtors”), hereby file this Annex to the Plan Supplement to the Debtors’ First Amended Joint Plan of Reorganization. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Debtors’ First Amended Joint Plan of Reorganization (the “Plan”).

As required by Articles 1.78 and 1.79 of the Plan, the Debtors filed the Plan Supplement to the Debtors’ First Amended Joint Plan of Reorganization (the “Plan Supplement”) on July 17, 2009 which contained the (a) Amended and Restated Articles of Incorporation, (b) Amended and Restated By-Laws, (c) Term Sheet for Exit Facility Credit Agreement, (d) Term Sheet for New Secured Notes Indenture, (e) Reorganized Caraustar Shareholders Agreement, (f) Summary of Reincorporation Transactions, and (g) Rejected Executory Contracts.

Pursuant to Article 1.79 of the Plan, which requires that the Debtors file the list of directors and officers of Reorganized Caraustar not later than three (3) business days prior to the Confirmation Hearing, the Debtors are filing this Annex to the Plan Supplement. Pursuant to Article 12.9 of the Plan, the Debtors may amend the Plan Supplement, and any attachments thereto, through and including the Confirmation Date but prior to substantial consummation of the Plan.

[1]	The Debtors are: Caraustar Industries, Inc. (Tax ID No. 58-1388387), Austell Holding Company, LLC, Camden Paperboard Corporation (Tax ID No. 22-2906400), Caraustar Custom Packaging Group, Inc. (Tax ID No. 58-2467838), Caraustar Custom Packaging Group (Maryland), Inc. (Tax ID No. 52-0269940), Caraustar, G.P. (Tax ID No. 57-1092701), Caraustar Industrial & Consumer Products Group, Inc. (Tax ID No. 34-1662420), Caraustar Mill Group, Inc. (Tax ID No. 58-2260608), Caraustar Recovered Fiber Group, Inc. (Tax ID No. 52-2207418), Chicago Paperboard Corporation (Tax ID No. 36-3307876), Federal Transport, Inc. (Tax ID No. 23-2187126), Gypsum MGC, Inc. (Tax ID No. 58-2592488), Halifax Paper Board Company, Inc. (Tax ID No. 62-1778263), McQueeney Gypsum Company (Tax ID No. 76-0177025), McQueeny Gypsum Company, LLC, Paragon Plastics, Inc. (Tax ID No. 57-0773729), PBL Inc. (Tax ID No. 58-2475016), RECCMG, LLC, and Sprague Paperboard, Inc. (Tax ID No. 06-1544472). The mailing address for Caraustar Industries, Inc. is 5000 Austell Powder Springs Road, Suite 300, Austell, Georgia, 30106.

Dated this 29th day of July, 2009.

Respectfully submitted,

KING & SPALDING LLP

/s/ Michelle L. Carter
James A. Pardo, Jr.
Georgia Bar No. 561206 jpardo@kslaw.com
Mark M. Maloney
Georgia Bar No. 468104 mmaloney@kslaw.com
Michelle L. Carter
Georgia Bar No. 114571 mcarter@kslaw.com
1180 Peachtree Street
Atlanta, Georgia 30309-3521

Telephone:	(404) 572-4600
Facsimile:	(404) 572-5128

COUNSEL FOR THE DEBTORS

Board of Directors and Officers of Reorganized Caraustar

Pursuant to Article 5.4 of the Plan, the initial board of directors of Reorganized Caraustar shall consist of five (5) members: (i) Michael J. Keough, the current president and chief executive officer of Caraustar; (ii) William Murnane; (iii) Sarilee K. Norton; (iv) James M. Chirico, Jr.; and (v) Robert C. Buhrmaster.

Pursuant to Article 5.4 of the Plan, the officers of Caraustar immediately prior to the Effective Date shall be the initial officers of Reorganized Caraustar. These officers include: (i) Michael J. Keough, president, chief executive officer; (ii) Ronald J. Domanico, senior vice president, chief financial officer; (iii) Steven L. Kelchen, senior vice president, operations; (iv) Gregory B. Cottrell, vice president, Recovered Fiber Group; (v) William A. Nix, III, vice president, chief accounting officer; (vi) Barry A. Smedstad, vice president, chief human resources officer; and (vii) Wilma E. Beaty, vice president, general counsel. These officers shall continue to be compensated consistent with their pre-petition employment agreements which may include compensation in the form of salary, benefits, stock awards, option awards and non-equity incentive compensation plans.